As filed with the Securities and Exchange Commission on June 29, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1454591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7400 Excelsior Boulevard

Minneapolis, MN  55426-4517

(952) 930-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Appliance Recycling Centers of America, Inc.

Amended and Restated 1997 Stock Option Plan

(Full title of the plan)

Edward R. (Jack) Cameron President and Chairman of the Board Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard Minneapolis, Minnesota 55426-4517 (952) 930-9000	Copies to: Eric O. Madson, Esq. Robins, Kaplan, Miller & Ciresi L.L.P. 2800 LaSalle Plaza 800 LaSalle Avenue Minneapolis, Minnesota 55402-2015
(612) 349-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common stock, no par value	400,000 shares	$3.63	(1)	$1,452,000	$171.00

(1)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the bid and asked for price of our common stock as reported on the OTC Bulletin Board on June 24, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Part I is not filed as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

The following documents filed by Appliance Recycling Centers of America, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005;

•                  the Company’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2005;

•                  the Company’s Current Reports on Form 8-K, filed January 5, 2005, April 7, 2005, and April 27, 2005; and

•                  the description of the Company’s common stock contained in the Company’s Registration Statement on Form S-2 (Registration Statement No. 333-123005).

All documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than current reports on Form 8-K containing Regulation FD disclosure furnished under either Item 2.02 or Item 7.01, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01 of Form 8-K), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Statutes requires that the Company indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (ii) acted in good faith, (iii) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by one of the Company’s directors, officers or employees involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is to be made by a disinterested majority of the Company’s board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders or by a court.

The Company’s bylaws provide that the Company shall indemnify each of the Company’s directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above. The Company also maintains a director and officer liability insurance policy to cover the Company and the Company’s directors and officers against certain liabilities.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits

Exhibit No.	Description

5.1	Opinion of Robins, Kaplan, Miller & Ciresi L.L.C.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in signature page to this registration statement).

99.1

Amended and Restated 1997 Stock Option Plan [filed as Exhibit 28.1 to Post-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-8 (Registration No. 333-28571) and incorporated herein by reference].

Item 9.           Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)                                  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 29, 2005.

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By	/s/	EDWARD R. (JACK) CAMERON
Edward R. (Jack) Cameron
President and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints EDWARD R. (JACK) CAMERON  and LINDA A. KOENIG, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 29, 2005.

Signature		Title

/s/	EDWARD R. (JACK) CAMERON	President and Chairman, Director
	Edward R. (Jack) Cameron	(Principal Executive Officer)

/s/	LINDA A. KOENIG	Chief Financial Officer
	Linda A. Koenig	(Principal Financial and Accounting Officer)

/s/	DUANE S. CARLSON	Director
Duane S. Carlson

/s/	HARRY W. SPELL	Director
Harry W. Spell

/s/	W. WILLIAM BEDNARCZYK
	W. William Bednarczyk	Director

/s/	ALBIN S. DUBIAK
	Albin S. Dubiak	Director